Exhibit 99.1

PFO Global Releases 2015 Fiscal Year End Financial Highlights

FARMER’S BRANCH, TX. -- (Marketwired - Apr 25, 2016) - PFO Global, Inc. (OTCQB: PFGB), ("PFO Global" or the "Company"), the innovative commercial provider of advanced prescription lenses and finished eyewear, as well as the exclusive distributor for Optima lenses in the USA, and major Optima brand supplier for North and South America, today released select highlights from its 2015 fiscal year end results.

•	Net sales for the year ended December 31, 2015 was $3.4 million, compared to net sales of $3.0 million for the year ended December 31, 2014. The 13% increase is due primarily to an increase in sales of prescription lenses and complete eyewear partially offset by a decrease in safety kiosk software development.

•	Cost of sales for the year ended December 31, 2015 was $2.3 million, compared to cost of sales of $2.06 million for the year ended December 31, 2014. The increase in cost of sales is primarily due to higher sales.

•	Gross profit for the year ended December 31, 2015 was $1.08 million, compared to gross profit of $0.9 million for the year ended December 31, 2014. The 17% increase is primarily due to increased sales and improvement of the gross profit percentage related to product mix.

•	For the years ended December 31, 2015 and 2014, operating expenses totaled $12.1 million and $7.2 million respectively, representing a year to year increase of $4.8 million. This increase is due primarily to a $4.1 million goodwill impairment charge related to goodwill booked at the Company’s June 30 merger and $0.97 million increase in personnel costs.

•	Other expense was $4.6 million and $2.1 million for the years ended December 31, 2015 and 2014, respectively. This increase is due primarily to a $2.7 million increase in interest expense, including amortization of debt discount and debt issuance costs, $0.6 million increase in loss on debt extinguishment expense offset by $0.96 million increase in the fair value of derivative instruments.

•	Net Loss for the year ended December 31, 2015, was $15.7 million ($0.88 per share of common stock) as a compared to net loss of $8.5 million ($0.57 per share of common stock) for the year ended December 31, 2014, an increase of 85%.

•	For the year ended December 31, 2015, operating activities used $6.83 million in cash, investing activities used up $63,000 in cash and financing activities resulted in net cash proceeds of $6.4 million

As previously announced, the Company filed a notification of late filing with the SEC on March 30, 2016 indicating more time was needed to complete its Annual Report on Form 10-K. The Company is working to complete its annual report on Form 10-K and will file it with the SEC as soon as possible.

About PFO Global

PFO Global is an innovative commercial provider of quality lenses and prescription eyewear for eye care and optical professionals.  With our unique blend of lens brands, easy-to-use online ordering portal, and fashion forward value eyewear packages, PFO Global offers our customers access to premium products and services at an affordable price point with the added efficiency needed to remain competitive in today's market. Our portfolio of products include: Complete Eyewear, SmartCalc™, Identity™/Acuity™ and Upgrade™ (Digital Free-Form Lenses), Optima-Resolution™ Distortion Free Polycarbonate Lenses, Hyper Index™ by ASAHI LITE and VITARIS™. For more information, please visit www.pfoglobal.com

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact Information

•	Jason Assad PFO Global, Inc. 678-570-6791